CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,346,600	$272.61

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated December 29, 2014
(To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190038
$2,346,600 Barclays Bank PLC Buffered Performance Securities

Linked to the EURO STOXX 50® Index due December 31, 2019
Investment Description
Buffered Performance Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the EURO STOXX 50® Index (the “Underlying Index”). If the Index Return is positive, the Issuer will repay the principal amount of the Securities at maturity plus pay a return equal to the Index Return times the Participation Rate of 128.50%. If the Index Return is zero or negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount of 20%, the Issuer will repay the principal amount of the Securities at maturity. However, if the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 80% of your principal. The downside market exposure to the Underlying Index is subject to the Buffer Amount only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts owed to you under the Securities.
Features	Key Dates
❑ Growth Potential: At maturity, the Securities participate in any positive returns of the Underlying Index at the Participation Rate. If the Index Return is negative, investors will be exposed to any decline in the Underlying Index in excess of the Buffer Amount at maturity.

❑ Buffered Downside Market Exposure: If the Index Return is zero or negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount, the Issuer will repay the principal amount of the Securities at maturity. However, if the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. The downside market exposure to the Underlying Index is subject to the Buffer Amount only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.
	Trade Date:	December 29, 2014
	Settlement Date:	December 31, 2014
	Final Valuation Date1:	December 24, 2019
	Maturity Date1:	December 31, 2019
1          Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX, SUBJECT TO THE BUFFER AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND “KEY RISKS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
Security Offering
We are offering Buffered Performance Securities linked to the EURO STOXX 50® Index. The Index Starting Level is the closing level of the Underlying Index on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).
Underlying Index	Participation Rate	Index Starting Level	Buffer Amount	CUSIP/ ISIN
EURO STOXX 50® Index (SX5E)	128.50%	3,185.17	20%	06742Y337 / US06742Y3374
See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this pricing supplement.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
	Initial Issue Price1	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$2,346,600	$82,131	$2,264,469
1
Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.318 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities
You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Buffered Performance Securities that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eleven months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-5 of this pricing supplement.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your initial investment.

♦     You can tolerate a loss of up to 80% of your initial investment, and you are willing to make an investment that may have downside market risk similar to the Underlying Index, subject to the Buffer Amount at maturity.

♦     You seek an investment with a return linked to the performance of the Underlying Index, and you believe the Underlying Index will appreciate over the term of the Securities.

♦     You are willing to invest in the Securities based on the Participation Rate specified on the cover of this pricing supplement.

♦     You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlying Index.

♦     You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You seek an investment with a return based on the performance of companies in the Eurozone.

♦     You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts owed to you under the Securities, including any repayment of principal.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your initial investment.

♦     You cannot tolerate the loss of up to 80% of your initial investment, or you are not willing to make an investment that may have downside market risk similar to the Underlying Index, subject to the Buffer Amount at maturity.

♦     You do not seek an investment with exposure to the Underlying Index, or you believe the Underlying Index will depreciate over the term of the Securities .

♦     You are unwilling to invest in the Securities based on the Participation Rate specified on the cover of this pricing supplement.

♦     You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Underlying Index.

♦     You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦     You do not seek an investment with a return based on the performance of companies in the Eurozone.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦     You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-5 of this pricing supplement, the “Risk Factors” beginning on page S-6 of the prospectus supplement and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities.

Final Terms1		Investment Timeline
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term2:	5 years
Reference Asset3:	EURO STOXX 50® Index (the “Underlying Index”)
Payment at Maturity (per $10 principal amount Security):
•      If the Index Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Index Return multiplied by the Participation Rate. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × Index Return
× Participation Rate)

•      If the Index Return is zero or negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

•      If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × (Index Return + 20%)]

If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, your principal is fully exposed to the decline in the Underlying Index in excess of the Buffer Amount, and you will lose up to 80% of the principal amount of the Securities at maturity.

Participation Rate:	128.50%
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	3,185.17, which is the closing level of the Underlying Index on the Trade Date
Index Ending Level:	The closing level of the Underlying Index on the Final Valuation Date
Buffer Amount:	20%
Calculation Agent:	Barclays Bank PLC

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2
The Final Valuation Date and Maturity Date are subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

3
For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 80% of your principal. The downside market exposure to the Underlying Index is subject to the Buffer Amount only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts owed to you under the Securities.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Index or the securities composing the Underlying Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦
You Risk Losing Up to 80% of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities at maturity. The Issuer will pay you the principal amount of your Securities only if the Index Return is positive or zero or if the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount. If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. Accordingly, you may lose up to 80% of your principal.

♦
Buffered Downside Market Exposure Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at such time the level of the Underlying Index has not declined by more than the Buffer Amount. You should be willing to hold your Securities to maturity. The downside market exposure to the Underlying Index is buffered only at maturity.

♦
The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying Index and the Participation Rate and may be less than the Underlying Index’s return itself, even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦
Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦
Owning the Securities Is Not the Same as Owning the Securities Composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the securities composing the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying Index would have.

♦
The Underlying Index Reflects the Price Return of the Securities Composing the Underlying Index, Not the Total Return — The return on the Securities is based on the performance of the Underlying Index, which reflects changes in the market prices of the securities composing the Underlying Index. The Underlying Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying Index. Accordingly, the return on the Securities will not include such a total return feature.

♦
No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Index from the Trade Date to the Final Valuation Date.

♦
Dealer Incentives — We, the Agents and affiliates of the Agents may act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦
Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Index.

♦
Potential Barclays Bank PLC Impact on Value — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Index or the securities composing the Underlying Index, may adversely affect the level of the Underlying Index and, therefore, the market value of the Securities.

♦
The Payment at Maturity on Your Securities Is Not Based on the Level of the Underlying Index at Any Time Other Than the Final Valuation Date —The Index Ending Level and the Index Return will be based solely on the closing level of the Underlying Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Underlying Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Underlying Index at a time prior to such drop. Although the level of the Underlying Index on the maturity date or at other times during the life of your Securities may be higher than the level of the Underlying Index on the Final Valuation Date, you will not benefit from the level of the Underlying Index at any time other than the Final Valuation Date.

♦
The Index Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Securities Composing the Underlying Index Are Traded in a Foreign Currency and the Securities Are Denominated in U.S. Dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the Underlying Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment with respect to the Securities.

♦
Non-U.S. Securities Markets Risks — The securities composing the Underlying Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the securities composing the Underlying Index are issued by companies located within the Eurozone. The Eurozone is and has been undergoing financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the Underlying Index and, consequently, on the value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the level of the Underlying Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Index and the securities composing the Underlying Index;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the securities composing the Underlying Index;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Estimated Value of Your Securities Is Lower Than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦
The Estimated Value of Your Securities Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦
The Estimated Value of the Securities Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦
The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.

♦
The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 for further information.

♦
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) . Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table of the Securities at Maturity
The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below. The hypothetical Index Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Index Starting Level. The actual Index Starting Level is set forth on the cover of this pricing supplement, and the Index Ending Level will be the closing level of the Underlying Index on the Final Valuation Date. For historical data regarding the actual closing level of the Underlying Index, please see the historical information set forth under the section titled “EURO STOXX 50® Index” below. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the closing level of the Underlying Index on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Term:	5 years
Hypothetical Index Starting Level:	100.00
Buffer Amount:	20%
Participation Rate:	128.50%

Index Ending Level	Index Return1	Payment at Maturity	Total Return on Securities at Maturity2
180.00	80.00%	$20.2800	102.8000%
170.00	70.00%	$18.9950	89.9500%
160.00	60.00%	$17.7100	77.1000%
150.00	50.00%	$16.4250	64.2500%
140.00	40.00%	$15.1400	51.4000%
130.00	30.00%	$13.8550	38.5500%
120.00	20.00%	$12.5700	25.7000%
110.00	10.00%	$11.2850	12.8500%
105.00	5.00%	$10.6425	6.4250%
100.00	0.00%	$10.0000	0.0000%
95.00	-5.00%	$10.0000	0.0000%
90.00	-10.00%	$10.0000	0.0000%
80.00	-20.00%	$10.0000	0.0000%
70.00	-30.00%	$9.0000	-10.0000%
60.00	-40.00%	$8.0000	-20.0000%
50.00	-50.00%	$7.0000	-30.0000%
40.00	-60.00%	$6.0000	-40.0000%
30.00	-70.00%	$5.0000	-50.0000%
20.00	-80.00%	$4.0000	-60.0000%
10.00	-90.00%	$3.0000	-70.0000%
0.00	-100.00%	$2.0000	-80.0000%

1	The Index Return excludes any cash dividend payments.
2	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

Example 1 — The closing level of the Underlying Index increases 10.00% from the Index Starting Level of 100.00 to an Index Ending Level of 110.00, resulting in an Index Return of 10.00%. Because the Index Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × Index Return × Participation Rate)

$10 + ($10 × 10.00% × 128.50%) = $10 + $1.2850 = $11.2850

The payment at maturity of $11.2850 per $10 principal amount Security represents a total return on the Securities of 12.8500%.

Example 2 — The closing level of the Underlying Index decreases 10.00% from the Index Starting Level of 100.00 to an Index Ending Level of 90.00, resulting in an Index Return of -10.00%.

Because the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount, the Issuer will repay the full principal amount at maturity of $10.0000 per $10 principal amount Security.

The payment at maturity of $10.0000 per $10 principal amount Security represents a total return on the Securities of 0.0000%.

Example 3 — The closing level of the Underlying Index decreases 60.00% from the Index Starting Level of 100.00 to an Index Ending Level of 40.00, resulting in an Index Return of -60.00%.

Because the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × (Index Return + 20%)]
$10 + [$10 × (-60.00% + 20%)] = $10 + -$4 = $6.0000

The payment at maturity of $6.0000 per $10 principal amount Security represents a total return on the Securities of -40.0000%, which reflects the Index Return of -60.00% plus the Buffer Amount of 20%.

If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying Index. Assuming this treatment is respected, gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

EURO STOXX 50® Index
The Underlying Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The Underlying Index provides a blue-chip representation of supersector leaders in the Eurozone. The Underlying Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information about the Underlying Index, see “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the performance of the Underlying Index from January 2, 2008 through December 29, 2014, based on the daily closing levels of the Underlying Index. The closing level of the Underlying Index on December 29, 2014 was 3,185.17.

We obtained the closing levels below from Bloomberg, without independent verification. Historical performance of the Underlying Index should not be taken as an indication of future performance. Future performance of the Underlying Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the Underlying Index during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Index will not result in a loss on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution
We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount is $0.35 per Security or 3.50% of the initial issue price.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.